                                               Filed Pursuant to Rule 424(b)(5)
                                                     Registration No. 333-83374

PROSPECTUS SUPPLEMENT                                         [LOGO]
---------------------                            Protected Growth/SM/ Investing
(To prospectus dated April 1, 2002)        Pursuit of Growth, Protection of Principal

                                  $42,000,000
                           Merrill Lynch & Co., Inc.
                  1% Convertible Securities Exchangeable into
                      McDonald's Corporation common stock
                               due May 28, 2009
                                 (the "Notes")
                       $1,000 principal amount per Note
                               ----------------

The Notes:                                 Exchange at holder's election:
.. 100% principal protection at             . If you exchange your Notes prior to
  maturity.                                  the stated maturity or the call
.. Senior unsecured debt securities of        notice date, we will deliver to
  Merrill Lynch & Co., Inc.                  you, for each $1,000 principal
.. Payable in cash or shares of               amount of the Notes, a number of
  McDonald's Corporation common stock        shares of McDonald's common stock
  (trading symbol "MCD"), as                 equal to the exchange ratio, but no
  described in this prospectus               accrued and unpaid interest to the
  supplement. McDonald's Corporation         exchange date.
  has no obligations relating to, and      . The exchange ratio, as determined
  does not sponsor or endorse, the           on the pricing date, will initially
  Notes.                                     equal 26.8528 for each $1,000
.. Callable at the option of Merrill          principal amount of Notes. The
  Lynch & Co., Inc. on or after May          price of McDonald's common stock
  31, 2005.                                  must increase by more than 22.5%
.. You may elect to exchange your             after the pricing date in order for
  Notes prior to the maturity or the         you to receive McDonald's shares
  call notice date.                          having an aggregate value greater
.. We will pay you interest on the            than the $1,000 principal amount of
  Notes semi-annually at a rate of 1%        Notes. The 22.5%, and the closing
  per year, beginning November 28,           market price of McDonald's common
  2002.                                      stock of $30.40 per share on May
.. The Notes have been approved for           21, 2002, the date the Notes were
  listing on the American Stock              priced for initial sale to the
  Exchange under the symbol "MNV.A",         public, were used to compute the
  subject to official notice of              exchange ratio.
  issuance.
.. Expected settlement date: May 28,        Payment on the stated maturity:
  2002.                                    . On the stated maturity, if we have
                                             not called the Notes and you have
Payment if called by Merrill Lynch &         not elected to exchange your Notes,
Co., Inc.:                                   for each $1,000 principal amount of
.. If we elect to call the Notes on or        Notes you own, we will pay you an
  after May 31, 2005, for each $1,000        amount in cash equal to the greater
  principal amount of Notes you own,         of:
  we will pay you an amount in cash
  equal to the greater of:                 . the product of the exchange ratio
.. the product of the exchange ratio          and the average closing market
  and the average closing market             price of one share of common stock
  price of one share of common stock         of McDonald's Corporation
  of McDonald's Corporation                  determined as described in this
  determined as described in this            prospectus supplement (this amount
  prospectus supplement (this amount         will not include any accrued but
  will not include any accrued but           unpaid interest to the maturity
  unpaid interest to the call date),         date), or
  or
.. $1,000 plus accrued and unpaid           . $1,000 plus accrued and unpaid
  interest to but excluding the call         interest to but excluding the
  date.                                      maturity date.

      Investing in the Notes involves risks that are described in the "Risk Factors" section beginning on page S-9 of this prospectus supplement.

                               ----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                        Per Note    Total
                                                        --------    -----
Public offering price (1)..............................   100%   $42,000,000
Underwriting discount..................................     3%    $1,260,000
Proceeds, before expenses, to Merrill Lynch & Co., Inc.    97%   $40,740,000

      (1) Plus accrued interest from May 28, 2002, if settlement occurs after that date

      The public offering price and the underwriting discount for any single transaction to purchase: (a) between 3,000 Notes and 4,999 Notes will be 97.5% per Note and .5% per Note, respectively and (b) 5,000 Notes or more will be 97% per Note and 0% per Note, respectively.

                               ----------------

                              Merrill Lynch & Co.

                               ----------------

            The date of this prospectus supplement is May 21, 2002.

"Protected Growth" is a service mark of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS
                             Prospectus Supplement

                                                                                                          Page
                                                                                                          ----
SUMMARY INFORMATION--Q&A.................................................................................  S-4
   What are the Notes?...................................................................................  S-4
   When will I receive interest?.........................................................................  S-4
   What will I receive on the stated maturity date of the Notes?.........................................  S-4
   What will I receive if the Notes are called by ML&Co. on or after May 31, 2005?.......................  S-6
   What will I receive if I elect to exchange my Notes?..................................................  S-6
   Who is McDonald's?....................................................................................  S-6
   What is McDonald's role in the Notes?.................................................................  S-7
   How has McDonald's common stock performed historically?...............................................  S-7
   What about taxes?.....................................................................................  S-7
   Will the Notes be listed on a stock exchange?.........................................................  S-7
   What is the role of MLPF&S?...........................................................................  S-7
   Who is ML&Co.?........................................................................................  S-8
   Are there any risks associated with an investment in the Notes?.......................................  S-8
RISK FACTORS.............................................................................................  S-9
   The Notes are subject to call before their maturity...................................................  S-9
   Your yield may be lower than the yield on a standard debt security of comparable maturity.............  S-9
   Your return on the Notes will not be the same as the return you could earn by owning McDonald's common stock directly...............................................................................  S-9
   There may be an uncertain trading market for the Notes................................................  S-9
   Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor......................... S-10
   The amount payable to you upon call or exchange is not subject to adjustment for all corporate events.............................................................................................. S-11
   There is no affiliation between ML&Co. and McDonald's................................................. S-11
   As a holder of the Notes, you have no stockholder rights with respect to McDonald's common stock...... S-11
   Amounts payable on the Notes may be limited by state law.............................................. S-11
   Purchase and sales of McDonald's common stock by us and our affiliates may affect your return......... S-11
   Potential conflicts................................................................................... S-12
   Tax consequences...................................................................................... S-12
DESCRIPTION OF THE NOTES................................................................................. S-13
   Interest.............................................................................................. S-13
   Payment at maturity................................................................................... S-13
   Call at the option of ML&Co........................................................................... S-16
   Early exchange at holder's election................................................................... S-17
   Fractional Shares..................................................................................... S-17
   Hypothetical returns on the earliest Call Date and the stated maturity................................ S-18
   Events of Default and Acceleration.................................................................... S-19
   Dilution and Reorganization Adjustments............................................................... S-19
   Exchange Ratio adjustments............................................................................ S-19
   Reorganization Events................................................................................. S-21
   Alternative Dilution and Reorganization Adjustments................................................... S-23
   Depositary............................................................................................ S-23
   Same-day settlement and payment....................................................................... S-25
MCDONALD'S COMMON STOCK.................................................................................. S-26
   McDonald's Corporation................................................................................ S-26
   Historical data....................................................................................... S-26

                                                                            Page
                                                                            ----
UNITED STATES FEDERAL INCOME TAXATION...................................... S-28
   U.S. Holders............................................................ S-28
   Non-U.S. Holders........................................................ S-30
   Backup withholding...................................................... S-31
ERISA CONSIDERATIONS....................................................... S-31
USE OF PROCEEDS AND HEDGING................................................ S-33
WHERE YOU CAN FIND MORE INFORMATION........................................ S-33
   ML&Co................................................................... S-33
   McDonald's Corporation.................................................. S-33
UNDERWRITING............................................................... S-34
VALIDITY OF THE NOTES...................................................... S-34
EXPERTS.................................................................... S-35
INDEX OF DEFINED TERMS..................................................... S-36

                                  Prospectus

                                                                           Page
                                                                           ----
MERRILL LYNCH & CO., INC..................................................    2
USE OF PROCEEDS...........................................................    2
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED STOCK DIVIDENDS...................................    3
THE SECURITIES............................................................    3
DESCRIPTION OF DEBT SECURITIES............................................    4
DESCRIPTION OF DEBT WARRANTS..............................................   10
DESCRIPTION OF CURRENCY WARRANTS..........................................   12
DESCRIPTION OF INDEX WARRANTS.............................................   14
DESCRIPTION OF PREFERRED STOCK............................................   19
DESCRIPTION OF DEPOSITARY SHARES..........................................   24
DESCRIPTION OF PREFERRED STOCK WARRANTS...................................   28
DESCRIPTION OF COMMON STOCK...............................................   30
DESCRIPTION OF COMMON STOCK WARRANTS......................................   34
PLAN OF DISTRIBUTION......................................................   36
WHERE YOU CAN FIND MORE INFORMATION.......................................   37
INCORPORATION OF INFORMATION WE FILE WITH THE SEC.........................   37
EXPERTS...................................................................   38

                           SUMMARY INFORMATION--Q&A


      This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the 1% Convertible Securities Exchangeable into McDonald's Corporation common stock due May 28, 2009 (the "Notes"). You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the Notes, certain matters related to the common stock of McDonald's Corporation ("McDonald's"), as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the "Risk Factors" section, which highlights certain risks, to determine whether an investment in the Notes is appropriate for you.

      References in this prospectus supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc., and references to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

      The Notes will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes will mature on May 28, 2009, if not called by us on or prior to that date or you have not elected to exchange your Notes for shares of McDonald's common stock prior to that date. We have designed the Notes for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity, who want to participate in possible increases in the value of McDonald's common stock, subject to ML&Co.'s right to call the Notes, and who want to receive the stated interest payments on their investment.

      The Notes will be issued in denominations of $1,000 and integral multiples of $1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled "Description of the Notes--Depositary" in this prospectus supplement.

When will I receive interest?

      Interest on the Notes will accrue at the rate of 1% per year on the principal amount of each Note from May 28, 2002. You will receive semi-annual interest payments on May 28 and November 28 of each year, beginning November 28, 2002. Interest will accrue to but excluding the maturity date or the date we call the Notes. However, in certain instances, including if you elect to exchange your Notes or, upon a call or at maturity, if we pay you an amount equal to the product of the Exchange Ratio (as defined in this prospectus supplement) and the average closing market price of McDonald's common stock, we will not pay unpaid interest which has accrued since the immediately preceding interest payment date. See "Description of the Notes--Interest," "--Payment at maturity," "Early exchange at holder's election" and "--Call at the option of ML&Co."

What will I receive on the stated maturity date of the Notes?

      If we have not elected to call, and you have not elected to exchange, the Notes prior to the stated maturity date, then for each $1,000 principal amount of Notes that you own at maturity, we will pay you an amount in cash equal to the greater of:

      . the product of the Exchange Ratio and the average closing market price of McDonald's common stock during the specified Calculation Period immediately preceding the maturity date, in which case no additional amount will be payable as accrued and unpaid interest for the period from and including the preceding interest payment date through the maturity date; or

      . $1,000 plus accrued and unpaid interest on your Notes to but excluding the maturity date.

      The "Exchange Ratio" will initially equal 26.8528 for each $1,000 principal amount of Notes and is subject to periodic adjustment as described in this prospectus supplement. The closing market price of one share of McDonald's common stock as of May 21, 2002, the date we priced the Notes for sale to the public ($30.40) multiplied by the Exchange Ratio equals $816.33. The price of McDonald's common stock will therefore be required to increase by more than 22.5% from the pricing date to the Calculation Period in order for you to receive more than the minimum amount described above.

      In the event of certain reorganization events of McDonald's Corporation, we will make an adjustment to any computation which is to be based on the Exchange Ratio. For more specific information, please see the section entitled "Description of the Notes--Reorganization Events".

Examples

  Here are three examples which illustrate how the cash payment on the Notes at maturity will be calculated, assuming that you have not exchanged your Notes and that ML&Co. has not called the Notes(1):

Example 1--The hypothetical average closing market price of McDonald's common stock at maturity is less than the closing market price of McDonald's common stock on the pricing date:

  Exchange Ratio: 26.8528
  Hypothetical average closing market price of McDonald's common stock at maturity: $25.00

                          26.8528 x $25.00 = $671.32

  In this case, the cash amount payable with respect to each $1,000 principal amount of Notes at maturity would equal $1,000 plus accrued and unpaid interest to but not including the maturity date.

Example 2--The hypothetical average closing market price of McDonald's common stock at maturity is greater than the closing market price of McDonald's common stock on the pricing date, but has not increased sufficiently to result in a payment at maturity that is greater than the minimum $1,000 plus accrued and unpaid interest payment amount on the Notes:

  Exchange Ratio: 26.8528
  Hypothetical average closing market price of McDonald's common stock at maturity: $32.00

                          26.8528 x $32.00 = $859.29

  In this case, although the average closing market price of McDonald's common stock at maturity is greater than on the pricing date, the cash amount payable with respect to each $1,000 principal amount of Notes would again equal $1,000 plus accrued and unpaid interest to but not including the maturity date.

Example 3--The hypothetical average closing market price of McDonald's common stock at maturity is sufficiently greater than the closing market price of McDonald's common stock on the pricing date to result in a cash payment at maturity that is greater than the minimum $1,000 plus accrued and unpaid interest payment amount on the Notes:

  Exchange Ratio: 26.8528
  Hypothetical average closing market price of McDonald's common stock at maturity: $50.00

                         26.8528 x $50.00 = $1,342.64

  In this case, the cash amount payable with respect to each $1,000 principal amount of Notes at maturity would equal $1,342.64. You would not be entitled to any accrued but unpaid interest.

(1) From and after May 31, 2005, ML&Co. has the right to call the Notes, as discussed in more detail below. You should be aware that, if and to the extent that the closing market price of McDonald's common stock increases above the closing market price of McDonald's common stock on the pricing date, it may become more likely that we will call the Notes.

What will I receive if the Notes are called by ML&Co. on or after May 31, 2005?

      We may call all (but not less than all) of the Notes on any Business Day beginning on May 31, 2005, through and including the stated maturity date (the day on which the call occurs, if any, being the "Call Date") by giving notice to the trustee of the Notes at least ten scheduled Business Days prior to the Call Date, as described in this prospectus supplement, and specifying the Call Date. The date we give notice to the Trustee is referred to as the "Call Notice Date." If we elect to call the Notes, for each $1,000 principal amount of Notes you own, we will pay you the Call Amount on the Call Date. The "Call Amount" for each $1,000 principal amount of Notes you own will be equal to the greater of:

      . the product of the Exchange Ratio and the average closing market price of McDonald's common stock during the specified Call Calculation Period immediately preceding the Call Date, in which case no additional amount will be payable as accrued and unpaid interest for the period from and including the preceding interest payment date through the Call Date, or

      . $1,000 plus accrued and unpaid interest on your Notes to but excluding the Call Date.

      As stated above, the closing price of one share of McDonald's common stock as of the pricing date multiplied by the Exchange Ratio equals $816.33. The price of McDonald's common stock will therefore be required to increase by more than 22.5% from the pricing date to the Call Calculation Period in order for you to receive more than the minimum amount described above.

      For more specific information regarding the calculation of the amount payable if we call the Notes, please see the section entitled "Description of the Notes--Call at the option of ML&Co." in this prospectus supplement.

      If we elect to exercise our call option, the Call Amount will be disclosed to DTC, or its nominee, so long as the Notes are held by DTC as depositary. So long as DTC, or its nominee, is the registered holder of the Notes, notice of our election to exercise the call option will be forwarded as described in the section entitled "Description of the Notes--Depositary" in this prospectus supplement.

      Once we have given notice that we are going to call the Notes, you may not exercise your exchange right.

What will I receive if I elect to exchange my Notes?

      You may require us to exchange your Notes by giving notice at any time, beginning on May 28, 2002 and ending the earlier of (i) eight scheduled Business Days before the stated maturity date, or (ii) the Call Notice Date. If you elect to exchange your Notes, we will deliver to you a number of shares of McDonald's common stock equal to the Exchange Ratio. Upon an exchange, we will not pay you any accrued and unpaid interest from the immediately preceding interest payment date through the exchange date. For more information about exchange, please see the section entitled "Description of the Notes--Exchange at holder's election" in this prospectus supplement.

      Also, we will not distribute any fractional shares of McDonald's common stock. Instead, we will pay the cash value of the fractional share as more fully described in this prospectus supplement. For more information, please see "Description of the Notes--Fractional Shares."

Who is McDonald's?

      McDonald's has disclosed that it operates in the food service industry and primarily operates quick-service restaurant businesses under the McDonald's brand in 120 countries around the world. You should independently investigate McDonald's and decide whether an investment in the Notes is appropriate for you.

      Because McDonald's common stock is registered under the Securities and Exchange Act of 1934, McDonald's is required to file periodically certain financial and other information specified by the Securities and Exchange Commission.

Information provided to or filed with the SEC by McDonald's can be located by reference to SEC file number 1-5231 and inspected at the SEC's public reference facilities or accessed over the Internet through the SEC's web site. In addition, information regarding McDonald's may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information. For further information, please see the sections entitled "McDonald's Common Stock--McDonald's Corporation" and "Where You Can Find More Information" in this prospectus supplement.

What is McDonald's role in the Notes?

      McDonald's has no obligations relating to, or other role in connection with, the Notes, amounts of cash to be paid to you or shares of McDonald's common stock to be delivered to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Notes into consideration for any reason. McDonald's will not receive any of the proceeds of the offering of the Notes and is not responsible for, and has not endorsed or participated in, the offering of the Notes and is not responsible for, and will not participate in, the determination or calculation of the amounts receivable by beneficial owners of the Notes. ML&Co. is not affiliated with McDonald's.

How has McDonald's common stock performed historically?

      You can find a table with the high and low closing prices per share of McDonald's common stock during each calendar quarter from 1998 to the present in the section entitled "McDonald's Common Stock--Historical data" in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of McDonald's common stock in various economic environments; however, past performance of McDonald's common stock is not necessarily indicative of how it will perform in the future.

What about taxes?

      Each year, you will be required to pay taxes on ordinary income from the Notes over their term based upon an estimated yield for the Notes. We have determined this estimated yield in accordance with regulations issued by the U.S. Treasury Department solely in order for you to calculate the amount of taxes that you will owe each year as a result of owning a Note. This estimated yield is neither a prediction nor a guarantee of the actual amounts payable on the Notes. We have determined that this estimated yield will equal 6.16% per annum, compounded semi-annually.

      Based upon this estimated yield, you will generally be required to pay taxes on ordinary income from the Notes each year in excess of the annual yield on the Notes for non-tax purposes (i.e., in excess of the semi-annual interest payments payable on the Notes). You will also recognize gain or loss on the maturity, sale, exchange, or election by us to call a Note. Any gain recognized by you generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. For further information, see "United States Federal Income Taxation" in this prospectus supplement.

Will the Notes be listed on a stock exchange?

      The Notes have been approved for listing on the American Stock Exchange under the trading symbol "MNV.A", subject to official notice of issuance. You should be aware that listing of the Notes on the AMEX will not necessarily ensure that a liquid trading market will be available for the Notes. You should review the section entitled "Risk Factors--There may be an uncertain trading market for the Notes" in this prospectus supplement.

What is the role of MLPF&S?

      MLPF&S, our subsidiary, is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the closing market price of the Notes during the initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or to continue them once it has started.

      MLPF&S also will be our agent for purposes of calculating, among other things, the Call Amount, the amount payable at maturity and the Exchange Ratio. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S's status as our subsidiary and its responsibilities as calculation agent.

Who is ML&Co.?

      Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co., please see the section entitled "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section entitled "Where You Can Find More Information" in this prospectus supplement.

Are there any risks associated with an investment in the Notes?

      Yes, an investment in the Notes is subject to certain risks. Please refer to the section entitled "Risk Factors" in this prospectus supplement.

                                 RISK FACTORS

      Your investment in the Notes will involve certain risks, including risks not associated with similar investments in a conventional debt security. You should consider carefully the following discussion of risks before you decide that an investment in the Notes is suitable for you.

The Notes are subject to call before their maturity

      We may elect to call all of the Notes on any Business Day on or after May 31, 2005, upon at least ten scheduled Business Days prior notice to the trustee. In the event that we elect to call the Notes, you may receive an amount that is less than the amount to which you would otherwise have been entitled had you been able to hold the Notes until maturity (or less than the value of shares of McDonald's common stock that you would have received upon an exchange at your option, at any time other than the Call Date).

Your yield may be lower than the yield on a standard debt security of comparable maturity

      The amount we pay you at maturity or upon early call, or the value of any shares of McDonald's common stock that you may receive upon an exchange, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you consider the effect of factors that affect the time value of money.

Your return on the Notes will not be the same as the return you could earn by owning McDonald's common stock directly

      The closing market price of one share of McDonald's common stock as of the pricing date ($30.40) multiplied by the Exchange Ratio equals $816.33. The price of McDonald's common stock will therefore be required to increase by more than 22.5% from the pricing date to the Calculation Period, the Call Calculation Period or the Exchange Date, as the case may be, in order for you to receive cash (or in the case of an exchange, securities having a cash value) in excess of the principal amount of the Notes, plus any accrued and unpaid interest.

      The calculation of the average closing market price of McDonald's common stock, and in certain circumstances, other securities, property and/or cash, and any amounts payable to you upon any redemption or exchange, as the case may be, does not take into consideration the value of cash dividends, if any, paid on McDonald's common stock, other than as described in the section entitled "Description of the Notes--Dilution and Reorganization Adjustments".

There may be an uncertain trading market for the Notes

      The Notes have been approved for listing on the AMEX debt floor under the symbol "MNV.A", subject to official notice of issuance. There is no historical information to indicate how the Notes will trade in the secondary market. Listing the Notes on the AMEX does not necessarily ensure that a liquid trading market will develop for the Notes. Quotations for securities listed on the AMEX debt floor may not be as easily obtainable as securities listed on the AMEX equity floor. This could affect the development of a liquid trading market for the Notes. Also, the development of a liquid trading market for the Notes will depend on our financial performance and other factors such as the appreciation, if any, in the price of McDonald's common stock. In addition, it is unlikely that the secondary market price of the Notes will correlate exactly with the value of McDonald's common stock.

      If the trading market for the Notes is limited, there may be a limited number of buyers when you decide to sell your Notes if you do not wish to hold your investment until the maturity date or exchange your Notes for shares of McDonald's common stock. This may affect the price you receive.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

      The trading value of the Notes will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the Notes caused by another factor and that the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, an increase in interest rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the value of McDonald's common stock. The following paragraphs describe the expected impact on the market value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

      The value of McDonald's common stock is expected to affect the trading value of the Notes. The market value of the Notes will depend substantially on the value of McDonald's common stock. In general, the value of the Notes will decrease as the value of McDonald's common stock decreases and the value of the Notes will increase as the value of McDonald's common stock increases. However, as the value of McDonald's common stock increases or decreases, the value of the Notes is not expected to increase or decrease at the same rate as the change in value of McDonald's common stock. You should understand that for each $1,000 principal amount of the Notes that you own, you will not receive more than $1,000 in cash at the stated maturity or upon a call unless the average closing market price of McDonald's common stock has appreciated by more than 22.5% from the original pricing date to the period in which the calculation agent calculates the amount payable on the Notes. Additionally, political, economic and other developments that can affect the capital markets generally and the market segment of which McDonald's common stock is a part, and over which we have no control, may affect the value of McDonald's common stock and, consequently, may also affect the value of the Notes.

      Changes in the levels of interest rates are expected to affect the trading value of the Notes. In general, we anticipate that if U.S. interest rates increase, the trading value of the Notes will decrease, and conversely, if U.S. interest rates decrease, the trading value of the Notes will increase. In addition, fluctuations in interest rates will affect the U.S. economy and, in turn, the value of McDonald's common stock. Rising interest rates may lower the value of McDonald's common stock and, as a result, may lower the value of the Notes. Falling interest rates may increase the value of McDonald's common stock and, as a result, may increase the value of the Notes.

      Actual or anticipated changes in the volatility of McDonald's common stock are expected to affect the trading value of the Notes. Volatility is the term used to describe the size and frequency of market price fluctuations. In general, if the volatility of McDonald's common stock increases, or is anticipated to increase, we expect that the trading value of the Notes will increase and if the volatility of McDonald's common stock decreases, or is anticipated to decrease, we expect that the trading value of the Notes will decrease.

      As the time remaining to maturity of the Notes decreases, the "time premium" associated with the Notes will decrease. We believe that before the maturity date the Notes will trade at a value above that which would be expected based on the value of McDonald's common stock. In general, as the time remaining to maturity decreases, including because of a call at our option, the value of the Notes will approach the amount that would be payable at maturity or the Call Date, as the case may be, based on the then-current value of McDonald's common stock. As a result, as the time remaining to maturity decreases, any premium attributed to the trading value of the Notes will diminish, decreasing the trading value of the Notes.

      Changes in dividend yield on McDonald's common stock are expected to affect the trading value of the Notes. In general, if the dividend yield, if any, on McDonald's common stock increases, we expect that the value of the Notes will decrease, and conversely, if the dividend yield, if any, on McDonald's common stock decreases, we expect that the value of the Notes will increase.

      Changes in our credit ratings may affect the trading value of the Notes. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because your return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase in the value of McDonald's common stock, an improvement in our credit ratings will not reduce the investment risks related to the Notes.

The amount payable to you upon call or exchange is not subject to adjustment for all corporate events

      The amount that you are entitled to receive upon call or exchange of the Notes is subject to adjustment for the specified corporate events affecting McDonald's common stock described in the section entitled "Description of the Notes--Dilution and Reorganization Adjustments". However, these adjustments do not cover all corporate events that could affect the market price of McDonald's common stock. The occurrence of any other event not described under "Description of the Notes--Dilution and Reorganization Adjustments" may adversely affect the determination of the average closing market price and the trading value of the Notes.

There is no affiliation between ML&Co. and McDonald's

      We are not affiliated with McDonald's, and McDonald's has no obligations or other role with respect to the Notes or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Notes into consideration for any reason. McDonald's will not receive any of the proceeds of the offering of the Notes made hereby and is not responsible for, and has not participated in, the determination or calculation of the amount receivable by beneficial owners of the Notes on the maturity date. In addition, McDonald's is not involved with the administration or trading of the Notes and has no obligations with respect to the amount receivable by beneficial owners of the Notes.

As a holder of the Notes, you have no stockholder rights with respect to McDonald's common stock

      You will not be entitled to any rights with respect to McDonald's common stock including, without limitation, the right to receive dividends or other distributions, if any, on McDonald's common stock, or the right to vote or to tender or exchange McDonald's common stock in any tender or exchange offer by McDonald's or any third party.

Amounts payable on the Notes may be limited by state law

      New York State law governs the 1983 Indenture under which ML&Co. will issue the Notes. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes notes like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to notes in which $2,500,000 or more has been invested.

      While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for your benefit, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchase and sales of McDonald's common stock by us and our affiliates may affect your return

      We and our affiliates may from time to time buy or sell McDonald's common stock or futures or option contracts on McDonald's common stock for our own accounts for business reasons. We expect to enter into such transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of McDonald's common stock and, in turn, the value of the Notes in a manner that would be adverse to your investment in the Notes. Any purchases by us, our affiliates or others on our behalf on or before the pricing date may temporarily increase the price of McDonald's common stock. Temporary increases in the market price of

McDonald's common stock may also occur as a result of the purchasing activities of other market participants in anticipation of this transaction or otherwise. Consequently, the price of McDonald's common stock may decline subsequent to the pricing date, reducing the market value of the Notes.

Potential conflicts

      The calculation agent for the Notes is MLPF&S, our subsidiary. Under certain circumstances, MLPF&S's role as our subsidiary and its responsibilities as calculation agent for the Notes could give rise to conflicts of interest between the calculation agent and the holders of the Notes. These conflicts could occur, for instance, in connection with the calculation agent's determination as to whether a Market Disruption Event, as defined in this prospectus supplement, has occurred or in connection with judgments that the calculation agent would be required to make with respect to certain anti-dilution and reorganization adjustments to the market price of McDonald's common stock or other securities, cash or property. MLPF&S is required to carry out its duties as calculation agent in good faith and use its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

      We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay the amounts due under the Notes. Our subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

Tax consequences

      You should also consider the tax consequences of investing in the Notes. See "United States Federal Income Taxation" below.

                           DESCRIPTION OF THE NOTES

      ML&Co. will issue the Notes as a series of senior debt securities under the 1983 Indenture, which is more fully described in the accompanying prospectus. The Notes will mature on May 28, 2009.

      The Notes may be called by ML&Co. as described below, but are not otherwise subject to redemption by us before maturity. If an Event of Default occurs with respect to the Notes, beneficial owners of the Notes may accelerate the maturity of the Notes, as described under "--Events of Default and Acceleration" in this section and "Description of Debt Securities--Events of Default" in the accompanying prospectus of ML&Co.

      ML&Co. will issue the Notes in denominations of $1,000 and integral multiples of $1,000.

      The Notes will not have the benefit of any sinking fund.

Interest

      The Notes will bear interest at a rate of 1% per year on the principal amount of each Note from May 28, 2002 or from the most recent interest payment date for which interest has been paid or provided for, to but excluding the stated maturity date or the earlier Call Date, as defined in this prospectus supplement, if applicable. Notwithstanding the foregoing, in the event that the Call Amount (as defined below) or the amount payable at maturity is a result of the product of the Exchange Ratio (as defined below) and the average closing market price of McDonald's common stock being greater than $1,000 plus accrued and unpaid interest, or in the event shares of McDonald's common stock are to be delivered upon an exchange at your election, the Notes shall cease bearing interest after the immediately preceding interest payment date.

      Subject to the preceding paragraph, we will pay interest on the Notes in cash semi-annually in arrears on May 28 and November 28 of each year and on the maturity date or the Call Date, as applicable, beginning November 28, 2002. We will pay this interest to the persons in whose names the Notes are registered at the close of business on the immediately preceding May 13 and November 13, respectively, whether or not that date is a Business Day, as defined below. Notwithstanding the foregoing, in the event that the Notes are called at the option of ML&Co., the final payment of interest, if any, will be paid to the person to whom the Call Amount shall be paid. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, that interest payment will be made on the next Business Day and no additional interest will accrue as a result of the delayed payment.

      "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close.

Payment at maturity

      If we do not call the Notes on or prior to the stated maturity date and you have not elected to exchange your Notes, then at maturity we will pay you, for each $1,000 principal amount of Notes you own on the maturity date, an amount in cash equal to the greater of:

       1. the product of the Exchange Ratio and the average closing market price of McDonald's common stock on the first five Calculation Days during the Calculation Period, as defined below; provided, however, that

         . if there are fewer than five Calculation Days during the Calculation Period, then the amount payable shall be calculated using the average on those Calculation Days,

         . if there is only one Calculation Day during the Calculation Period, then the amount payable shall be calculated using the closing market price of McDonald's common stock on that Calculation Day, and

         . if no Calculation Days occur during the Calculation Period with respect to McDonald's common stock, then the amount payable shall be calculated using the closing market price on the last scheduled Calculation Day in the Calculation Period regardless of whether a Market Disruption Event, as defined in this prospectus supplement, occurs on that date, and provided further that if the amount you receive is based on this formula, you will not receive accrued interest from and including the immediately preceding interest payment date through the maturity date, or

       2. $1,000 plus accrued and unpaid interest on your Notes to but excluding the maturity date.

      If the maturity date is not a Business Day, we will pay the cash amount due at the stated maturity date on the first Business Day following the maturity date and no additional interest will accrue to such payment date.

      All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and beneficial owners of the Notes.

      "Exchange Ratio" initially equals 26.8528, but is subject to adjustment for certain events described under "Dilution and Reorganization
Adjustments--Exchange Ratio adjustments" and "--Alternative Dilution and Reorganization Adjustments" in this section.

      "Calculation Period" means the period from and including the seventh scheduled Calculation Day immediately preceding the maturity date to and including the second scheduled Calculation Day before the maturity date.

      "Calculation Day" means any Trading Day during the Calculation Period on which a Market Disruption Event has not occurred.

      "Trading Day" means a day on which The New York Stock Exchange, the AMEX and the Nasdaq Stock Market are open for trading as determined by the calculation agent.

      "Closing market price" means:

      If McDonald's common stock (or any other security for which a closing market price must be determined for purposes of the Notes) is listed on a national securities exchange in the United States, is a Nasdaq National Market System ("Nasdaq NMS") security or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), then the "closing market price" for any date of determination on any Trading Day means for one share of McDonald's common stock (or any other security for which a closing market price must be determined for purposes of the Notes):

      . the last reported sale price, regular way, on that day on the principal United States securities exchange registered under the Exchange Act on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session), or

      . if not listed or admitted to trading on any such securities exchange or if the last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the Nasdaq NMS or OTC Bulletin Board on that day (without taking into account any extended or after-hours trading session), or

      . if the last reported sale price is not available for any reason, including, without limitation, the occurrence of a Market Disruption Event, as described below, the mean of the last reported bid and offer price of the principal trading session on the over-the-counter market as reported on the

          Nasdaq Stock Market or OTC Bulletin Board on that day as determined by the calculation agent or from as many dealers in such security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market, on that date (without taking into account any extended or after-hours trading session).

      If McDonald's common stock (or any other security for which a closing market price must be determined for purposes of the Notes) is not listed on a national securities exchange in the United States, is not a Nasdaq NMS security or included in the OTC Bulletin Board Service operated by the NASD, then the closing market price for any date of determination on any Trading Day means for one share of McDonald's common stock (or any other security for which a closing market price must be determined for purposes of the Notes) the last reported sale price on that day on the securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding such Trading Day as determined by the calculation agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that exchange, then the closing market price shall mean the average (mean) of the last available bid and offer price on that exchange.

      If McDonald's common stock (or any other security for which a closing market price must be determined for purposes of the Notes) is not listed or admitted to trading on any such securities exchange or if such last reported sale price or bid and offer are not obtainable, then the closing market price shall mean the average (mean) of the last available bid and offer prices in such market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

      "Market Disruption Event" means:

       1. a suspension of, absence of, including the absence of an official closing price, or material limitation of trading on McDonald's common stock on the primary market for McDonald's common stock for more than two hours of trading or during the one-half hour period preceding the close of trading, as determined by the calculation agent in its sole discretion, or the suspension or material limitation on the primary market for trading in options contracts related to McDonald's common stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the calculation agent in its sole discretion, and

       2. a determination by the calculation agent in its sole discretion that the event described in clause (1) above materially interfered with the ability of ML&Co., MLPF&S or any of their affiliates to unwind all or a material portion of the hedge with respect to the Notes.

      For purposes of determining whether a Market Disruption Event has occurred:

      . a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,

      . a decision to permanently discontinue trading in the relevant options contracts related to McDonald's common stock will not constitute a Market Disruption Event,

      . limitations pursuant to any rule or regulation enacted or promulgated by The New York Stock Exchange or the Nasdaq Stock Market or other regulatory organization with jurisdiction over The New York Stock Exchange or the Nasdaq Stock Market on trading during significant market fluctuations will constitute a suspension or material limitation of trading in McDonald's common stock,

      . a suspension of trading in an options contract on McDonald's common stock by the primary securities market trading in the options contracts related to McDonald's common stock, if available, by reason of:

         . a price change exceeding limits set by the securities exchange or market,

         . an imbalance of orders relating to options contracts on McDonald's common stock, or

         . a disparity in bid and ask quotes relating to options contracts on McDonald's common stock will constitute a suspension or material limitation of trading in options contracts related to McDonald's common stock, and

      . a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to McDonald's common stock are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

      As a result of the recent terrorist attacks in Manhattan and Washington D.C., the financial markets were closed from September 11, 2001 through September 14, 2001. Such market closures would have constituted Market Disruption Events.

Call at the option of ML&Co.

      ML&Co., in its sole discretion, may call the Notes, in whole but not in part, on any Business Day beginning on May 31, 2005, to and including the maturity date (the date on which the call, if any, occurs being the "Call Date") by giving notice to the trustee on any Business Day at least ten scheduled Business Days prior to the Call Date. Any date on which we give notice to the trustee that we are calling the Notes is referred to as the "Call Notice Date". The notice to the trustee will specify the Call Date. The trustee will provide notice of the call election to the registered holders of the Notes, specifying the Call Date. While the Notes are held at the depositary, the registered holder will be the depositary, and the depositary will receive the notice of the call. So long as the depositary is the registered holder of the Notes, notice of our election to exercise the call option will be forwarded as more fully described below under "--Depositary".

      If we call the Notes, for each $1,000 principal amount of the Notes you own on the Call Date, we will pay you on the Call Date an amount in cash (the "Call Amount") equal to the greater of:

       1. the product of the Exchange Ratio and the average closing market price of McDonald's common stock on the first five Calculation Days during the Call Calculation Period, as defined below; provided, however, that

         . if there are fewer than five Calculation Days during the Call Calculation Period, then the amount payable shall be calculated using the average on those Calculation Days,

         . if there is only one Calculation Day during the Call Calculation Period, then the amount payable upon such call shall be calculated using the closing market price of McDonald's common stock on that Calculation Day, and

         . if no Calculation Days occur during the Call Calculation Period with respect to McDonald's common stock, then the amount payable upon such call shall be calculated using the closing market price on the last scheduled Calculation Day in the Call Calculation Period regardless of whether a Market Disruption Event, as defined in this prospectus supplement, occurs on that date, and provided further that if the amount you receive is based on this formula, you will not receive accrued interest from and including the immediately preceding interest payment date through the Call Date, or

       2. $1,000 plus accrued and unpaid interest on your Notes to but excluding the Call Date.

      "Call Calculation Period" means the period from and including the seventh scheduled Calculation Day immediately preceding the Call Date to and including the second scheduled Calculation Day before the Call Date.

Early exchange at holder's election

      You may elect to exchange all or a portion of the Notes you own by giving notice as described below on any Business Day which is also a Trading Day during the period beginning on May 28, 2002 and ending on the earlier of (i) eight scheduled Business Days before the stated maturity date, or (ii) the Business Day before the Call Notice Date. Your written notice must be given to the calculation agent and the trustee by 3:00 p.m., New York City time on such date. If the calculation agent receives your notice after 3:00 p.m., New York City time, on any Trading Day, your notice will be deemed to have been given on the following Trading Day. Any date on which you give us proper notice requiring us to exchange your Notes early, or day on which such notice shall be deemed to have been given, is referred to as the "Exchange Notice Date".

      If you exercise your exchange right, as described above, then as of the applicable Exchange Notice Date, ML&Co. may no longer call your Notes and you will receive shares of McDonald's common stock, the value of which could be less than the cash amount which you would otherwise have been entitled had you held the Notes until maturity. Therefore, you should carefully consider this risk before exercising the exchange right.

      For each $1,000 principal amount of the Notes you require us to exchange, we will deliver to you a number of shares of McDonald's common stock equal to the Exchange Ratio (subject to adjustment for certain corporate reorganization events, as described below), as determined on the Exchange Notice Date.

      If you elect to exercise your exchange option, then you will not receive accrued interest from and including the immediately preceding interest payment date through the Exchange Date. We will deliver the shares of McDonald's common stock to you no more than five Business Days after the Exchange Notice Date. We refer to that fifth Business Day after the Exchange Notice Date as the "Exchange Date."

      All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and beneficial owners of the Notes.

      The Notes will be issued in registered global form and will remain on deposit with the depositary as described in this prospectus supplement. Therefore, you must exercise your exchange option in respect of your Notes through the depositary, by delivering notice of your election to the depositary. To ensure that the depositary will receive timely notice of your election to exchange all or a portion of your Notes, you must instruct the direct or indirect participant through which you hold an interest in the Notes to notify the depositary of your election of exchange of your Notes, in accordance with the then applicable operating procedures of the depositary. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the Notes to ascertain the deadline for ensuring that timely notice will be delivered to the depositary.

Fractional Shares

      Because the Exchange Ratio is not a whole number and because it may be adjusted to account for certain corporate events described in this prospectus supplement, on your election for exchange, for each $1,000 principal amount of Notes you own, you may be entitled to receive a number of shares of McDonald's common stock that is not divisible by a whole number. We will not distribute any fractional shares of McDonald's common stock. We will aggregate all amounts due on any delivery date, and in lieu of delivering a fractional share of McDonald's common stock, we will pay the cash value of the fractional share based on the closing market price. While the Notes are held at the depositary, the sole registered holder will be the depositary. Depositary participants have different policies pertaining to fractional shares. You should consult the participant through which you hold the Notes to ascertain a participant's specific policy.

Hypothetical returns on the earliest Call Date and the stated maturity

      Based upon the assumptions described below, the following table illustrates, for a range of hypothetical closing market prices of McDonald's common stock:

      . the percentage change from the closing market price of McDonald's common stock on the pricing date to the determination of the hypothetical closing market price of McDonald's common stock,

      . the cash amount payable on the Notes, including the payment of accrued and unpaid interest, if applicable, on the earliest possible Call Date, May 31, 2005,

      . the cash amount payable on the Notes, including the payment of accrued and unpaid interest, if applicable, at the maturity date,

      . the total annualized yield on the Notes, calculated as of the earliest possible Call Date and as of the maturity date, and

      . the total annualized yield from direct ownership of McDonald's common stock on the earliest Call Date and at the maturity date.

                                                                    Total
                                                                  annualized                                Total
                                                                  yield from                              annualized
                Percentage change                                   direct                                yield from
                from the pricing       Amount          Total     ownership of                 Total         direct
                   date to the       payable on     annualized    McDonald's     Amount     annualized   ownership of
 Hypothetical     hypothetical      the Notes at   yield on the  common stock  payable on  yield on the   McDonald's
average closing      closing        the earliest   earliest Call on earliest  the Notes at   Notes at    common stock
 market price     market price     Call Date(1)(2)  Date(2)(3)   Call Date(4) maturity(1)  maturity(3)  at maturity(4)
 ------------   ----------------- ---------------- ------------- ------------ ------------ ------------ --------------
     6.08             -80%           $1,000.08         1.00%       -40.06%     $1,005.00      1.00%        -18.93%
    12.16             -60%           $1,000.08         1.00%       -25.23%     $1,005.00      1.00%        -11.14%
    18.24             -40%           $1,000.08         1.00%       -14.74%     $1,005.00      1.00%         -6.11%
    24.32             -20%           $1,000.08         1.00%        -6.35%     $1,005.00      1.00%         -2.32%
    30.40(5)            0%           $1,000.08         1.00%         0.74%     $1,005.00      1.00%          0.74%
    36.48              20%           $1,000.08         1.00%         6.94%     $1,005.00      1.00%          3.32%
    42.56              40%           $1,142.86         5.51%        12.50%     $1,142.86      2.82%          5.57%
    48.64              60%           $1,306.12        10.22%        17.55%     $1,306.12      4.74%          7.56%
    54.72              80%           $1,469.39        14.56%        22.19%     $1,469.39      6.47%          9.34%
    60.80             100%           $1,632.65        18.59%        26.51%     $1,632.65      8.04%         10.97%

--------
(1) The cash amounts specified in this column include, if applicable, payment of accrued and unpaid interest payable on the earliest Call Date or at maturity, as the case may be. These hypothetical cash payment amounts are for illustrative purposes only. ML&Co. may elect at any time between the earliest Call Date and the stated maturity to call the Notes or an investor may choose to exchange the Notes at any time until shortly before the stated maturity. Whether amounts are actually paid at the times indicated depends on numerous factors, including but not limited to future market conditions.
(2) If we elect to exercise our right to call the Notes, the earliest Call Date would be May 31, 2005.
(3) The total annualized yield represents the interest rate per year used in determining the present values, discounted to the original issue date (computed on the basis of a 360-day year of twelve 30-day months), of all payments made or to be made on the Notes, including all interest payments made or accrued through and including the earliest Call Date or stated maturity date, as the case may be, the sum of these present values being equal to the original issue price. This annualized yield assumes:
         (a) coupon payments are (i) made semi-annually on the 28th of May and November of each year beginning on November 28, 2002, and (ii) reinvested for the remainder of the term of the Notes at the applicable yield listed in this column,
         (b) an investment term, with respect to the earliest Call Date, from May 28, 2002 to May 31, 2005, and with respect to the stated maturity, from May 28, 2002 to May 28, 2009, and
         (c) a computation on the basis of a 360-day year of twelve 30-day months compounded annually.
(4) Assumes the dividend on McDonald's common stock is 22.5 cents per year, which is (i) paid annually on the 28th of May of each year beginning on May 28, 2003, and (ii) reinvested for the remainder of the term of the Notes at the applicable yield listed in this column; also assumes no increases in dividend payments on McDonald's common stock, although in reality dividend payments may increase or decrease during the term of the Notes. McDonald's states that it has increased its dividend payment in each of the past 26 years. McDonald's last dividend, paid in 2001, equaled 22.5 cents per share per year. At the present time, McDonald's pays dividends on a yearly basis, in December of each year.
(5) This was the closing market price of McDonald's common stock on May 21, 2002, the date the Notes were priced for sale to the public.

Events of Default and Acceleration

      In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a beneficial owner of Notes upon any acceleration permitted by the Notes, with respect to each $1,000 principal amount of Notes, will be equal to an amount as described under "--Call at the option of ML&Co." above, calculated as though the date of default were the Call Notice Date for the Notes. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of the Notes may be limited, under
Section 502(b)(2) of Title 11 of the United States Code, to the original issue price of the Notes plus an additional amount of contingent interest calculated as though the date of commencement of the proceeding were the maturity date of the Notes.

      In case of default in payment of the Notes, whether at any interest payment date, the stated maturity date, the Call Date, the Exchange Date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their beneficial owners, at the rate of 2.10% per year, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for.

Dilution and Reorganization Adjustments

      The Exchange Ratio used to calculate amounts payable on any date of determination is subject to adjustment by the calculation agent as a result of the dilution and reorganization adjustments described in this section.

Exchange Ratio adjustments

      No adjustments to the Exchange Ratio will be required unless the Exchange Ratio adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified in this section will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Exchange Ratio after the close of business on the eighth scheduled Business Day immediately prior to the maturity date, the Call Date or the Exchange Date, as applicable.

      No adjustments to the Exchange Ratio will be required other than those specified below. However, ML&Co. may, at its sole discretion, cause the calculation agent to make additional adjustments to the Exchange Ratio to reflect changes occurring in relation to McDonald's common stock or any other security received in a reorganization event in other circumstances where ML&Co. determines that it is appropriate to reflect those changes. The required adjustments specified in this section do not cover all events that could affect the closing market price of McDonald's common stock, including, without limitation, a partial tender or exchange offer for McDonald's common stock.

      MLPF&S, as calculation agent, shall be solely responsible for the determination and calculation of any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described in this section, and its determinations and calculations shall be conclusive absent manifest error.

      No adjustments will be made for certain other events, such as offerings of common stock by McDonald's for cash or in connection with acquisitions or the occurrence of a partial tender or exchange offer for McDonald's common stock by McDonald's or any third party.

      ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment to the Exchange Ratio, or if ML&Co. is not aware of this occurrence, as soon as practicable after becoming so aware, provide written notice to the trustee, which shall provide notice to the holders of the Notes of the occurrence of this event and, if applicable, a statement in reasonable detail setting forth the adjusted Exchange Ratio.

  Stock splits and reverse stock splits

      If McDonald's common stock is subject to a stock split or reverse stock split, then once any split has become effective, the Exchange Ratio relating to McDonald's common stock will be adjusted to equal the product of the prior Exchange Ratio and the number of shares which a holder of one share of McDonald's common stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

  Stock dividends

      If McDonald's common stock is subject to a (i) stock dividend, i.e., issuance of additional shares of McDonald's common stock, that is given ratably to all holders of shares of McDonald's common stock, or (ii) distribution of shares of McDonald's common stock as a result of the triggering of any provision of the corporate charter of McDonald's, then, once the dividend has become effective and the shares are trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of:

      . the number of shares of McDonald's common stock issued with respect to one share of McDonald's common stock, and

      .   the prior Exchange Ratio.

  Extraordinary Dividends

      There will be no adjustments to the Exchange Ratio to reflect any cash dividends or cash distributions paid with respect to McDonald's common stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled "--Reorganization Events" below.

      An "Extraordinary Dividend" means, with respect to a cash dividend or other distribution with respect to McDonald's common stock, a dividend or other distribution which exceeds the immediately preceding non-Extraordinary Dividend for McDonald's common stock (as adjusted for any subsequent corporate event requiring an adjustment as described in this prospectus supplement, such as a stock split or reverse stock split) by an amount equal to at least 10% of the closing market price of McDonald's common stock on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to McDonald's common stock, the Exchange Ratio will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Exchange Ratio will equal the product of:

      .   the prior Exchange Ratio, and

      . a fraction, the numerator of which is the closing market price per share of McDonald's common stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the closing market price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

      The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for McDonald's common stock will equal:

      . in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for those shares of McDonald's common stock, or

      . in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of that Extraordinary Dividend.

      To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination shall be conclusive. A distribution on McDonald's common stock described in clause (a), (d) or (e) of the section entitled "--Reorganization Events" below that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled "--Reorganization Events". A distribution on McDonald's common stock described in the section entitled "--Issuance of transferable rights and warrants" that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to that section.

  Issuance of transferable rights or warrants

      If McDonald's issues transferable rights or warrants to all holders of McDonald's common stock to subscribe for or purchase McDonald's common stock, including new or existing rights to purchase McDonald's common stock pursuant to a shareholder's rights plan or arrangement, then the Exchange Ratio will be adjusted on the Business Day immediately following the issuance of such transferable rights or warrants so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of:

      .   the prior Exchange Ratio, and

      . the number of shares of McDonald's common stock that can be purchased with the cash value of such warrants or rights distributed on a single share of McDonald's common stock.

The number of shares that can be purchased will be based on the closing market price of McDonald's common stock on the date the new Exchange Ratio is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a national securities exchange, will equal the closing price of such warrant or right, or, if the warrants or rights are not traded on a national securities exchange, will be determined by the calculation agent and will equal the average (mean) of the bid prices obtained from three dealers at 3:00 p.m., New York City time, on the date the new Exchange Ratio is determined, provided that if only two such bid prices are available, then the cash value of such warrants or rights will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such warrants or rights will equal such bid.

Reorganization Events

      If prior to the maturity date of the Notes,

         (a) there occurs any reclassification or change of McDonald's common stock, including, without limitation, as a result of the issuance of tracking stock by McDonald's,

         (b) McDonald's, or any surviving entity or subsequent surviving entity of McDonald's (a "Successor Entity"), has been subject to a merger, combination or consolidation and is not the surviving entity,

         (c) any statutory exchange of securities of McDonald's or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

         (d) McDonald's is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

         (e) McDonald's issues to all of its shareholders equity securities of an issuer other than McDonald's, other than in a transaction described in clauses (b), (c) or (d) above (a "Spin-off Event"), or

         (f) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of McDonald's (an event in clauses (a) through (f), a "Reorganization Event"),

then the method of determining the amount payable or deliverable on each Note will be adjusted as set forth below.

      "Exchange Property" will consist of any McDonald's common stock continued to be held by the holders of McDonald's common stock, and any securities, cash or any other assets distributed to the holders of McDonald's common stock in or as a result of the Reorganization Event. No interest will accrue on any Exchange Property.

      For the purpose of all relevant calculations to be made under the Notes after the occurrence of a Reorganization Event, the Exchange Ratio shall be applied to an amount of Exchange Property equal to the amount of Exchange Property delivered with respect to one share of McDonald's common stock at the time of the Reorganization Event.

      If the Exchange Property consists solely of securities (including without limitation securities of McDonald's Corporation or securities of foreign issuers represented by American depositary receipts) traded on the New York Stock Exchange, American Stock Exchange or Nasdaq National Market ("Exchange Traded Securities"), then the method of determining the amount payable or deliverable on each Note upon any call or exchange, or at the stated maturity date, shall be unchanged except that the Exchange Ratio shall be applied to Exchange Property rather than to shares of McDonald's common stock.

      If the Exchange Property consists of cash, other property that is not Exchange Traded Securities or a combination thereof, MLPF&S shall liquidate all non-cash Exchange Property upon terms that it deems commercially reasonable, and the Exchange Property shall, after such liquidation, equal the aggregate cash amount, including the amount resulting from that liquidation. We refer to the aggregate cash amount attributable to Exchange Property delivered with respect to one share of McDonald's common stock as the "Per Share Liquidation Value". Following a Reorganization Event of this sort, the method of determining the amount payable or deliverable on each Note upon any call or exchange, or at the stated maturity date, shall be unchanged except that the Exchange Ratio shall be applied to the Per Share Liquidation Value rather than to shares of McDonald's common stock.

      If the Exchange Property consists of any other combination of Exchange Traded Securities, cash or other property that is not Exchange Traded Securities, MLPF&S shall liquidate all non-cash property that is not Exchange Traded Securities upon terms that it deems commercially reasonable. Following a Reorganization Event of this sort, the method of determining the amount payable or deliverable on each Note upon any call or exchange, or at the stated maturity date, shall be unchanged except that the Exchange Ratio shall be applied to the sum of the Per Share Liquidation Value and the Exchange Traded Securities rather than to shares of McDonald's common stock.

      In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in this prospectus supplement.

      In the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offer or in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

      MLPF&S, as calculation agent, shall be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the cash amount due upon exchange, including the determination of the cash value of any Exchange Property and the Per Share Liquidation Value, if necessary. Its determinations and calculations shall be conclusive absent manifest error.

Alternative Dilution and Reorganization Adjustments

      The calculation agent may elect at its discretion to not make any of the adjustments to the Exchange Ratio or to the method of determining the amount payable on each Note described above under "Exchange Ratio Adjustments" and "Reorganization Events", but may instead make adjustments in its discretion to the Exchange Ratio or the method of determining the amount payable on each Note that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on option contracts on McDonald's common stock or any successor common stock. ML&Co. will provide notice of any such election to the trustee not more than two Business Days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to McDonald's common stock and will detail in such notice the actual adjustment made to the Exchange Ratio or to the method of determining the amount payable on each Note.

Depositary

  Description of the global securities

      Upon issuance, all Notes will be represented by one or more fully registered global security. Each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a "depositary"), as depositary, registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for Notes in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

      So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the Notes represented by a global security will not be entitled to have the Notes represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  DTC procedures

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. One or more fully registered global securities will be issued for the Notes in the aggregate principal amount of such issue, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as security brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of the Notes under DTC's system must be made by or through direct participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Notes are to be made by entries on the books of participants acting on behalf of beneficial owners.

      To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC's records reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the Notes are credited on the record date.

      Principal, premium, if any, and/or interest, if any, and payments made in cash on the Notes will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

  Exchange for certificated securities

      If:

      . the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

      . ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

      . an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the Notes,

the global securities will be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 principal amount per unit and integral multiples of $1,000 principal amount per unit. The definitive Notes will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

      DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, Note certificates are required to be printed and delivered.

      ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, Note certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Same-day settlement and payment

      Settlement for the Notes will be made by the underwriter in immediately available funds. ML&Co. will make all payments in immediately available funds so long as the Notes are maintained in book-entry form.

                            MCDONALD'S COMMON STOCK

McDonald's Corporation

      The following information has been derived from publicly available documents published by McDonald's. We make no representation or warranty as to the accuracy or completeness of the following information.

      McDonald's has disclosed that it operates in the food service industry and primarily operates quick-service restaurant businesses under the McDonald's brand in 120 countries around the world. Information provided to or filed with the SEC by McDonald's can be located at the SEC's facilities or through the SEC's web site by reference to SEC file number 1-5231 for McDonald's. See "Where You Can Find More Information". ML&Co. makes no representation or warranty as to the accuracy or completeness of the information or reports.

      The selection of McDonald's common stock is not a recommendation to buy or sell McDonald's common stock and neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Notes as to the performance of McDonald's common stock.

      McDonald's common stock trades on The New York Stock Exchange under the symbol "MCD".

      ML&Co. is not affiliated with McDonald's. McDonald's has no obligations with respect to the Notes. This prospectus supplement relates only to the Notes and does not relate to McDonald's common stock or other securities of McDonald's. All disclosures contained in this prospectus supplement regarding McDonald's are derived from the publicly available documents described above. Neither ML&Co. nor MLPF&S has participated in the preparation of these documents or made any due diligence inquiry with respect to McDonald's in connection with the offering of the Notes. Neither ML&Co. nor MLPF&S makes any representation that the publicly available documents or any other publicly available information regarding McDonald's is accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described above, that would affect the trading price of McDonald's common stock have been publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning McDonald's could affect the value of the McDonald's common stock and therefore the trading prices of the Notes. Neither ML&Co. nor any of its affiliates makes any representation to any purchaser of the Notes as to the performance of McDonald's common stock.

      ML&Co. or its affiliates may presently or from time to time engage in business, directly or indirectly, with McDonald's including extending loans to, or making equity investments in, McDonald's or providing investment banking or advisory services to McDonald's, including merger and acquisition advisory services. In the course of such business, ML&Co. or its affiliates may acquire non-public information with respect to McDonald's and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to McDonald's.

      Any prospective purchaser of the Notes should undertake an independent investigation of McDonald's as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

Historical data

      McDonald's common stock is principally traded on The New York Stock Exchange. The following table sets forth the high and low closing prices for the calendar quarters during calendar years 1998 through 2002. On May 21, 2002, the last recorded transaction price on The New York Stock Exchange for McDonald's common stock was $30.40 per share. The closing prices listed below were obtained from Bloomberg Financial Markets. The historical closing prices of McDonald's common stock should not be taken as an indication of future performance, and no assurance can be given that the price of McDonald's common stock will not decrease. In addition, no assurance can be given that the price of McDonald's common stock will increase above the original issue price so that the value of shares of McDonald's common stock that the beneficial owners of the Notes may receive upon an exchange, if the Notes have not been previously called by us, will exceed the principal amount of the Notes.

                                                      High         Low
                                                      ----         ---
     1998
          First Quarter...........................  $30.000     $22.688
          Second Quarter..........................   34.594      29.063
          Third Quarter...........................   37.188      28.031
          Fourth Quarter..........................   39.156      28.719
     1999
          First Quarter...........................   47.156      37.656
          Second Quarter..........................   47.000      38.063
          Third Quarter...........................   44.750      39.125
          Fourth Quarter..........................   48.375      38.938
     2000
          First Quarter...........................   42.813      29.875
          Second Quarter..........................   39.188      31.000
          Third Quarter...........................   33.688      26.813
          Fourth Quarter..........................   34.250      27.875
     2001
          First Quarter...........................   34.688      25.000
          Second Quarter..........................   30.760      25.790
          Third Quarter...........................   30.840      26.250
          Fourth Quarter..........................   30.050      25.640
     2002
          First Quarter...........................   28.800      25.620
          Second Quarter (through May 21, 2002)...   30.410      27.160

                     UNITED STATES FEDERAL INCOME TAXATION

      Set forth in full below is the opinion of Sidley Austin Brown & Wood LLP, tax counsel to ML&Co., as to certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities that elect to mark to market, tax-exempt entities, persons holding Notes in a tax-deferred or tax-advantaged account, or persons holding Notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted in this prospectus supplement). The following discussion also assumes that the issue price of the Notes, as determined for United States federal income tax purposes, equals the principal amount thereof. Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

      As used in this prospectus supplement, the term "U.S. Holder" means a beneficial owner of a Note that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity treated as a corporation or a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (c) an estate the income of which is subject to United States federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (e) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Notwithstanding clause (d) of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons also will be U.S. Holders. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. Holders

  Classification of the Notes

      We have received an opinion from our counsel, Sidley Austin Brown & Wood LLP, that the Notes will be treated as indebtedness for United States federal income tax purposes and that the Notes will be subject to the special Treasury regulations governing contingent payment debt instruments (which we refer to as the CPDI regulations).

  Accrual of interest on the Notes

      Pursuant to the terms of the indenture, we and each holder of the Notes agree, for United States federal income tax purposes, to treat the Notes as debt instruments that are subject to the CPDI regulations. Pursuant to these regulations, U.S. Holders of the Notes will be required to accrue interest income on the Notes, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders will generally be required to include interest in taxable income in each year in excess of the annual yield on the Notes for non-tax purposes (i.e., in excess of the semi-annual interest payments payable on the Notes).

      The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the Notes that equals:

      (1) the product of (i) the adjusted issue price, as defined in this prospectus supplement, of the Notes as of the beginning of the accrual period; and (ii) the comparable yield to maturity, as defined in this prospectus supplement, of the Notes, adjusted for the length of the accrual period;

      (2) divided by the number of days in the accrual period; and

      (3) multiplied by the number of days during the accrual period that the U.S. Holder held the Notes.

      An Note's issue price is the first price to the public at which a substantial amount of the Notes is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a
Note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments, as defined below, with respect to the Notes.

      Sidley Austin Brown & Wood LLP, our counsel, has advised us that the term "comparable yield" means the annual yield we would pay, as of the initial issue date, on a fixed-rate debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the Notes. Based in part on that advice, we intend to take the position that the comparable yield for the Notes is 6.16% per annum, compounded semi-annually. The precise manner of calculating the comparable yield is not absolutely clear.

      The CPDI regulations require that we provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the Notes. This schedule must produce the comparable yield. The projected payment schedule includes the semi-annual payments of interest on the Notes at a rate of 6.16% per annum (other than the scheduled semi-annual interest payment payable at maturity) and an estimate for a payment at maturity taking into account a calculation of the amount payable at maturity based upon the exchange ratio and a hypothetical average closing market price of one share of common stock of McDonald's Corporation as a contingent payment with respect to the Notes.

      The comparable yield and the schedule of projected payments will be set forth in the indenture. U.S. Holders may also obtain the projected payment schedule by submitting a written request for such information to Merrill Lynch & Co., Inc., Corporate Secretary's Office, 222 Broadway, 17th Floor, New York, New York 10038 or to corporatesecretary@exchange.ml.com.

      For United States federal income tax purposes, a U.S. Holder must use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the Notes, unless such U.S. Holder timely discloses and justifies the use of other estimates to the IRS. A U.S. Holder that determines its own comparable yield or schedule of projected payments must also establish that our comparable yield or schedule of projected payments is unreasonable.

      The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. Holder's interest accruals and adjustments thereof in respect of the Notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the Notes.

      Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

  Adjustments to interest accruals on the Notes

      If, during any taxable year, a U.S. Holder receives actual payments with respect to the Notes for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The U.S. Holder will treat a "net positive adjustment" as additional interest income for the taxable year.

      If a U.S. Holder receives in a taxable year actual payments with respect to the Notes for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder's interest income on the Notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the Notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

      If a U.S. Holder purchases Notes at a discount or premium to the adjusted issue price, the discount will be treated as a positive adjustment and the premium will be treated as a negative adjustment. The U.S. Holder must reasonably allocate the adjustment over the remaining term of the Notes by reference to the accruals of original issue discount at the comparable yield or to the projected payments. It may be reasonable to allocate the adjustment over the remaining term of the Notes pro rata with the accruals of original issue discount at the comparable yield. You should consult your tax advisors regarding these allocations.

  Maturity, sale, exchange, or redemption

      Generally, the sale or exchange of a Note, or the redemption of a Note for cash (including on the stated maturity date), will result in taxable gain or loss to a U.S. Holder. As described above, our calculation of the comparable yield and the schedule of projected payments for the Notes includes an estimate for a payment at maturity taking into account a calculation of the amount payable at maturity based upon the exchange ratio and a hypothetical average market price of one share of common stock of McDonald's Corporation as a contingent payment with respect to the Notes. Similarly, we intend to treat the receipt of a payment of shares of McDonald's Corporation common stock by a U.S. Holder upon exercise of the early exchange election as a contingent payment under the CPDI regulations. As described above, holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, such an early exchange will also result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale, exchange, or redemption (including on the stated maturity date) will be equal to the difference between (a) the amount of cash and the fair market value of any other property (including shares of McDonald's Corporation common stock) received by the U.S. Holder and (b) the U.S. Holder's adjusted tax basis in the Notes. A U.S. Holder's adjusted tax basis in a Note on any date will generally be equal to the U.S. Holder's original purchase price for the Notes, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments, as defined above, previously made to the U.S. Holder through such date. Gain recognized upon a sale, exchange, or redemption (including on the stated maturity date) of a Note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the Notes is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

Non-U.S. Holders

      A non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042-S. For a non-U.S. Holder to qualify for the exemption from taxation, any person, U.S. or foreign, that has control, receipt, or custody of an amount subject to withholding, or who can disburse or make payments of an amount subject to withholding (the "Withholding Agent") must have received a statement that (a) is signed by the beneficial owner of the Notes under penalties of perjury, (b) certifies that such owner is a non-U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may generally be made on IRS Form W-8BEN (or other applicable form) or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of that change by filing a new IRS Form W-8BEN (or other applicable form). Generally, a Form W-8BEN provided without a U.S. taxpayer identification number will remain in effect for a period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. Under certain circumstances, the signed statement must be accompanied by a copy of the applicable IRS Form W-8BEN (or other applicable form) or the substitute form provided by the beneficial owner to the organization or institution.

      Under current law, a Note will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of such individual's death, payments in respect of such Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup withholding

      Backup withholding at the applicable statutory rate of United States federal income tax may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

      In addition, upon the sale of a Note to (or through) a broker, the broker must withhold on the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information (e.g., an IRS Form W-9) and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8BEN (or other applicable form) under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

                             ERISA CONSIDERATIONS

      Each fiduciary of a pension, profit-sharing or other employee benefit plan (a "plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the

Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under
Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the "Code").

      Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code (also "plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) ("non-ERISA arrangements") are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

      The acquisition of the Notes by a plan with respect to which we, MLPF&S, or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transaction under ERISA or Section 4975 of the Code, unless those Notes are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or "PTCEs", that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are:

      (1) PTCE 84-14, an exemption for certain transactions determined by independent qualified professional asset managers;

      (2) PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

      (3) PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

      (4) PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; or

      (5) PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

      The Notes may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include "plan assets" by reason of any plan's investment in the entity (a "plan asset entity") or (3) any person investing "plan assets" of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Notes or any interest in the Notes will be deemed to have represented by its purchase and holding of the Notes that it either (1) is not a plan or a plan asset entity and is not purchasing those Notes on behalf of or with "plan assets" of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Notes or any interest in the Notes which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Notes that its purchase and holding will not violate the provisions of any similar law.

      Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

      The sale of the Notes to a plan, plan asset entity or non-ERISA arrangement is not representation by us, each purchasers or any other person associated with the sale of the Notes that those securities meet relevant legal requirements with respect to investments by such entities generally or any particular entities.

                          USE OF PROCEEDS AND HEDGING

      The net proceeds from the sale of the Notes will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation in connection with the Notes.

                      WHERE YOU CAN FIND MORE INFORMATION

ML&Co.

      We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. The address of the SEC's Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed a registration statement on Form S-3 with the SEC covering the Notes and other securities. For further information on ML&Co. and the Notes, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

McDonald's Corporation

      McDonald's files reports, proxy statements and other information with the SEC. Information provided to or filed with the SEC by McDonald's pursuant to the Securities Exchange Act of 1934 can be located at the SEC's facilities or accessed through the SEC's web site by reference to SEC file number 1-5231. You may also inspect McDonald's SEC reports and other information at The New York Stock Exchange. In addition, information regarding McDonald's may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of the information or reports.

                                 UNDERWRITING

      MLPF&S has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $42,000,000 aggregate principal amount of Notes. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the Notes if any are purchased.

      The underwriter has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public at the offering prices set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering prices may be changed. The underwriter is offering the Notes subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting discount and expenses payable by ML&Co.

      MLPF&S, a broker-dealer subsidiary of ML&Co., is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the Notes. Accordingly, offerings of the Notes will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

      The underwriter is permitted to engage in certain transactions that stabilize the price of the Notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

      If the underwriter creates a short position in the Notes in connection with the offering, i.e., if it sells an aggregate principal amount of Notes that exceeds the amount set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing units of the Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. "Naked" short sales are sales in excess of the underwriter's over-allotment option or, where no over-allotment exists, sales in excess of the number of units the underwriter has agreed to purchase from the issuer. Because MLPF&S, as underwriter for the Notes, has no over-allotment option, it would be required to closeout a short position in the Notes by purchasing Notes in the open market. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the Notes. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                             VALIDITY OF THE NOTES

      The validity of the Notes will be passed upon for ML&Co. and for the underwriter by Sidley Austin Brown & Wood LLP, New York, New York.

                                    EXPERTS

      With respect to the unaudited interim financial information for the periods included in the Quarterly Report on Form 10-Q which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in ML&Co.'s Quarterly Report on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their report on unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.

                            INDEX OF DEFINED TERMS

                                                                           Page
                                                                           ----
Business Day.............................................................. S-13
Calculation Day........................................................... S-14
Calculation Period........................................................ S-14
Call Amount............................................................... S-16
Call Calculation Period................................................... S-16
Call Date................................................................. S-16
Call Notice Date.......................................................... S-16
Closing market price...................................................... S-14
Code...................................................................... S-32
comparable yield.......................................................... S-29
depositary................................................................ S-23
DTC....................................................................... S-24
ERISA..................................................................... S-31
Exchange Date............................................................. S-17
Exchange Notice Date...................................................... S-17
Exchange Property......................................................... S-22
Exchange Ratio............................................................ S-14
Exchange Traded Securities................................................ S-22
ex-dividend date.......................................................... S-20
Extraordinary Dividend.................................................... S-20
Extraordinary Dividend Amount............................................. S-21
Notes.....................................................................  S-1
Market Disruption Event................................................... S-15
McDonald's................................................................  S-4
ML&Co.....................................................................  S-4
MLPF&S....................................................................  S-4
NASD...................................................................... S-14
Nasdaq NMS................................................................ S-14
non-ERISA arrangements.................................................... S-32
non-U.S. Holder........................................................... S-28
OTC Bulletin Board........................................................ S-14
parties in interest....................................................... S-32
plans..................................................................... S-31
plan asset entity......................................................... S-32
Reorganization Event...................................................... S-22
similar laws.............................................................. S-32
Spin-off Event............................................................ S-22
Successor Entity.......................................................... S-21
Trading Day............................................................... S-14
U.S. Holder............................................................... S-28
Withholding Agent......................................................... S-31

================================================================================

                                     [LOGO]

                                  $42,000,000

                           Merrill Lynch & Co., Inc.

                  1% Convertible Securities Exchangeable into
                      McDonald's Corporation common stock
                               due May 28, 2009
                                 (the "Notes")
                       $1,000 principal amount per Note

                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------

                              Merrill Lynch & Co.

                                 May 21, 2002

================================================================================